Exhibit 10.36

STRICTLY PRIVATE AND CONFIDENTIAL

Effective as of October 2, 2025

American Ocean Minerals

400 North Ashley Dr

Suite 1900

Tampa, FL 33602

Dear Sirs,

Mark Justh (“MJ”) is pleased to set out the terms of our engagement to serve in the roles of Chief Executive Officer and Director of AOM.

1. Appointment and Engagement

By its acceptance of this letter, the Company hereby appoints MJ to provide executive leadership by filling the offices of Chief Executive Officer.

2. Services and Responsibilities

In connection with this engagement, MJ shall:

Carry out such responsibilities as are customary for the roles of Chief Executive Officer and director.

3. Fees

In consideration of MJ services, the Company shall pay a work fee of USD $60,000 per month, payable in advance on the first business day of each month. The monthly fee shall be due in full for any calendar month or part thereof during which this agreement is in effect.

Notwithstanding the foregoing, prior to the funding of the Company, all such amounts may accrue without penalty. All accrued and unpaid amounts shall be paid in full within five (5) business days following the closing of the Company’s funding or financing transaction.

4. Termination and Termination Fee

This agreement shall continue until terminated by either party upon thirty (30) days’ written notice.

5. Expenses

The Company shall reimburse MJ for all reasonable out-of-pocket expenses incurred in connection with the performance of this Agreement, including travel, communications, and legal or professional costs. Reimbursement shall be made upon submission of periodic expense summaries. Pre-approval by the Company shall be required for any single expense exceeding USD $20,000.

6. Indemnification

The Company agrees to indemnify and hold harmless MJ in accordance with the indemnification provisions attached as Schedule “A”, which forms part of this letter agreement.

7. Relationship

The Company acknowledges that MJ has been retained as an independent contractor in the roles of Director and CEO. Nothing in this letter agreement shall be deemed to create a partnership, joint venture, fiduciary, agency, or employee–employer relationship between the parties.

8. Governing Law

This letter agreement shall be governed by and construed in accordance with the laws of the state of Delaware and the laws of the United States as applicable therein.

If the foregoing is in accordance with your understanding, please indicate your agreement by signing below and returning a copy to us.

Yours truly,

Mark Justh

/s/ Mark B. Justh
Authorized Signatory

Acknowledged and Agreed:

American Ocean Minerals Corporation

/s/ Philip Plough
Authorized Signatory

SCHEDULE “A”

Indemnification

American Ocean Minerals Corporation (the “Indemnitor”) agrees to indemnify and hold harmless MJ, (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims, actions (including shareholder actions, derivative or otherwise), costs, damages and liabilities, joint or several, including without limitation the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of counsel, that may be incurred in connection with advising with respect to, defending, or otherwise responding to any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party, or in enforcing this indemnity, insofar as such expenses, losses, claims, actions, costs, damages or liabilities relate to, are caused by, result from, arise out of, or are based upon, directly or indirectly, the attached letter agreement, the engagement of MJ thereunder, the performance of professional services rendered to the Indemnitor by MJ under the attached letter agreement or otherwise in connection with the matters referred to therein. The Indemnitor waives any right it may have of first requiring an Indemnified Party to proceed against or enforce any other right, power, remedy or security or to claim payment from any other person before claiming under this indemnity.

The Indemnitor shall advance, on a current basis and upon written request, all legal fees and other expenses reasonably incurred by any Indemnified Party in connection with any matter covered by this indemnity, subject only to repayment if a final, non-appealable judgment determines that such expenses were primarily caused by the gross negligence, bad faith, or willful misconduct of such Indemnified Party. This indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable determines that such expenses, losses, claims, actions, costs, damages or liabilities were primarily caused by the gross negligence, bad faith, or willful misconduct of the Indemnified Party. The Indemnitor also agrees that no Indemnified Party will have any liability, whether direct or indirect, in contract, tort or otherwise, to the Indemnitor or any person asserting claims on the Indemnitor’s behalf in connection with this agreement, except to the extent that such expenses, losses, claims, actions, costs, damages or liabilities are determined by a final, non-appealable judgment to have been primarily caused by the gross negligence or willful misconduct of such Indemnified Party.

If for any reason (other than a determination as to gross negligence, bad faith, or willful misconduct as described above) the foregoing indemnification is unavailable to MJ or any other Indemnified Party or is insufficient to hold them harmless, the Indemnitor shall contribute to the amount paid or payable by MJ or any other Indemnified Party in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and MJ or any other Indemnified Party on the other hand, but also the relative fault of the Indemnitor, MJ or any other Indemnified Party as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to such amounts any excess over the fees received by MJ under the attached letter agreement.

The Indemnitor shall have thirty (30) days after receipt of notice of any action, suit, proceeding or claim to participate in and, to the extent it may wish, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. If such defence is assumed, the Indemnitor shall keep MJ advised of progress and share all relevant documentation. Notwithstanding the foregoing, any Indemnified Party shall have the right, at the Indemnitor’s expense, to employ counsel of its choice if authorized by the Indemnitor, if the Indemnitor does not assume the defence within such thirty (30) day period, or if there is a conflict of interest or potential conflict such that joint representation would be inappropriate. No admission of liability or settlement shall be made without the consent of the affected Indemnified Parties, such consent not to be unreasonably withheld, and no settlement shall be binding on the Indemnified Parties without their consent, such consent not to be unreasonably withheld.

The Indemnitor shall maintain customary directors’ and officers’ liability insurance (or equivalent coverage) during the term of this agreement and for not less than six (6) years thereafter. This indemnity, including the advancement and contribution obligations, shall survive indefinitely, regardless of the completion or termination of this agreement or the services rendered hereunder, and shall be in addition to, and not in substitution for, any other rights such parties may have at law, in equity, by statute, contract or otherwise. The Indemnitor hereby constitutes MJ as trustee for the other Indemnified Parties of the Indemnitor’s covenants under this indemnity with respect to such persons and MJ agrees to accept such trust and to hold and enforce such covenants on behalf of such persons. This indemnity shall be binding upon and enure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnitor, MJ and any other Indemnified Party.